Exhibit 10.2

Second Amendment to Employment Agreement

This Second Amendment to the Employment Agreement (the “Amendment”) is entered into and effective as of September 7, 2021 (the “Effective Date”) by and between Kadmon Corporation, LLC, a Delaware limited liability company having a principal place of business at 450 East 29th Street, New York, NY 10016 (“Kadmon” or the “Company”) and Steven Meehan, an individual with a mailing address at P.O. Box 493, Alpine, NJ 07620 (“Employee”).  Capitalized terms used but not defined herein shall have the meaning provided in the Employment Agreement (defined below).

WHEREAS, Kadmon and Employee (together, the “Parties”) are parties to an Employment Agreement with an effective date of February 8, 2019, as amended by that certain Amendment to Employment Agreement dated January 8, 2021 (collectively, the “Employment Agreement”);

WHEREAS, Kadmon and Employee have agreed to changes to certain terms of the Employment Agreement; and

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.          A new Section 3(f) shall read as follows:

Retention Bonus.  In connection with a Change in Control (which for the purposes of this Agreement shall be defined as such term is defined in the Kadmon Holdings, Inc. 2016 Equity Incentive Plan, the “Plan”) during the Term, Employee will be eligible to earn a cash bonus payment in an aggregate amount equal to one million dollars (1,000,000), less applicable withholding taxes (the “Retention Bonus”), as follows: (i) 25% of the Retention Bonus will be earned on the date the definitive agreement in connection with such Change in Control is fully executed by all signatories thereto (the “Signing Date”), subject to Employee’s continuous and active employment with the Company through such date, unless Employee’s employment hereunder is terminated without Cause or Employee resigns with Good Reason; and (ii) the remaining 75% of the Retention Bonus will be earned on the closing date of such Change in Control (the “Closing Date”), subject to Employee’s continuous and active employment with the Company through such date, unless Employee’s employment hereunder is terminated without Cause or Employee resigns with Good Reason.  Each installment of the Retention Bonus, if earned, will be paid on or within 10-days after Signing Date or the Closing Date, as applicable, subject to Employee’s continuous and active employment with the Company through such date (unless Employee’s employment hereunder is terminated without Cause or Employee resigns with Good Reason) and Employee delivering to the Company and not revoking a general release in favor of the Company and its affiliates in a form acceptable to the Company, which release shall become effective upon the payment of the applicable portion of the Retention Bonus.

2.          Section 5(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Resignation by Employee for Good Reason.  Employee may resign from his employment hereunder at any time if Employee has Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean:  (i) any diminution in Employee’s duties or responsibilities hereunder (other than in connection with a termination of Employee’s employment), which remains uncured by the Company for 5 days following receipt by the Company of written notice of same, which notice shall include reasonable detail as to the nature of the potential resulting Good Reason; (ii) a diminution in Employee’s Base Salary; (iii) a relocation of the Company’s principal place of business outside New York City; or (iv) the Company’s consummation of a Change in Control, provided that this clause (iv) only applies for the first 12-month period following the closing date of any such Change in Control.

3.          A new Section 5(h) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Severance Benefits Upon or Following a Change in Control.  In the event that Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason, in either case during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control, then, in lieu of the Severance described in Section 5(f) above and subject to Employee’s compliance with any restrictive covenant agreement to which he is a party or are otherwise bound with the Company or any of its affiliates and Employee delivering to the Company a valid and fully effective comprehensive release of claims that can no longer be revoked as set forth in Section 5(f) above, the Company will provide Employee the following severance benefits:

i.
The Company shall pay to Employee, as severance, a lump sum equal to two (2) times the sum of the Base Salary plus the Target Bonus for the year of termination, with payment on the next regular pay date following the sixtieth (60th) day after termination of employment;

ii.
The Company shall increase the Coverage Period set forth in Section 5(g) from twelve (12) months to twenty-four (24) months or the date Employee becomes eligible for health insurance coverage from a new employer (excluding self-employment), if earlier, provided that Employee remains eligible for these benefits under COBRA and provided further that, if at any time the Company determines in its reasonable discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the payments in this clause (ii) shall cease;

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iii.
Each current or future Award (as defined in the Plan) granted to Employee that is then outstanding, or any other then outstanding equity award granted to Employee under any successor plan or otherwise (collectively the “Awards”), including Awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and vest in full as of the date of such termination or, if later, on the closing date of the Change in Control and, if applicable, become exercisable.  In the case of the consummation of a Change in Control in which an outstanding Award is not continued, assumed or substituted for by the Company or the acquiror or any of its affiliates as part of such Change in Control transaction, then such Award will become fully vested and exercisable on or immediately prior to the closing date of the Change in Control, whether Employee terminates employment or not.  For purposes of this Section 5(h), the unvested portion of Awards will remain in effect for no less than three months in the case of a termination occurring before a Change in Control, but in any case no longer than the original term or expiration date of the Award.  The provision of accelerated vesting hereunder is subject to a valid and fully effective comprehensive release of claims that can no longer be revoked as set forth in Section 5(f) above.  This Section 5(h) is in addition to, and is not intended to supersede or replace, any other provision for accelerated vesting of equity under the Plan, an Award or otherwise.

4.          Section 5(i) shall be deleted in its entirety and replaced with the following:

i.
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), then the Company shall pay to the Employee, no later than the time the Excise Tax is required to be paid by the Employee or withheld by the Company, an additional amount (the "Gross-up Payment") equal to the sum of the Excise Tax payable by the Employee, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Employee had not incurred any tax liability under Section 4999 of the Code.

ii.
Any determination required under this Section 5(i) be made in writing in good faith by an independent accounting firm selected by the Company (the "Accountants"). The Company and the Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(i).  For purposes of making the calculations and determinations required by this Section 5(i), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Employee. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 5(i).

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iii.
In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Employee had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Employee such additional amounts necessary to put the Employee in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Employee, which provides that the Employee is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Employee shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Employee, within 14 days of the date of the IRS determination or the date the Employee receives the refund, as applicable. The Employee and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

5.          The following sentence shall be added to the end of Section 5(k):

If under the terms of this Agreement the Employee is entitled to a tax gross-up payment, the gross-up payment will be made by no later than December 31 of the year following the year in which the Employee remits the related taxes.

6.          In exchange for the foregoing benefits, Employee agrees to execute the Restrictive Covenant Addendum attached hereto as Exhibit A.

7.          Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect.  The Employment Agreement, as modified by this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements.  This Amendment cannot be modified or amended except in writing signed by Employee and a duly authorized member of the Board.

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IN WITNESS WHEREOF, the Parties hereto, by and through their duly authorized representatives, have executed this Amendment effective as of the Effective Date.

STEVEN MEEHAN		KADMON CORPORATION, LLC
By:	/s/ Steven Meehan	By:	/s/ Eugene Bauer
	(signature)		(signature)

Steven Meehan		Eugene Bauer Chair, Compensation Committee of Board of Directors of Kadmon Holdings, Inc.

Date: September 7, 2021		Date: September 7, 2021

Signature Page to Second Amendment to Employment Agreement

Exhibit A – RESTRICTIVE COVENANT ADDENDUM

(addendum to, and incorporated as part of, the Second Amendment to Employment Agreement)

This Restrictive Covenant Agreement is between Kadmon Corporation, LLC, a Delaware limited liability company having a principal place of business at 450 East 29th Street, New York, NY 10016 (“Kadmon” or the “Company”) and Steven Meehan, an individual with a mailing address at P.O. Box 493, Alpine, NJ 07620 (“Employee”) and is effective as of the Effective Date of the Second Amendment to Employment Agreement.  Capitalized terms used but not defined herein shall have the meaning provided in that certain Employment Agreement between Employee and Kadmon with an effective date of February 8, 2019, as amended by that certain Amendment to Employment Agreement dated January 8, 2021 (collectively, the “Employment Agreement”).

WHEREAS, Employee acknowledges and agrees that Employee’s employment with Kadmon and the services Employee has provided and will continue to provide to Kadmon are unique and of extraordinary value to Kadmon; and

WHEREAS, Employee acknowledges and agrees that, in the course of Employee’s employment with Kadmon, Employee has been and will be provided with access to Proprietary Information; and

WHEREAS, Employee acknowledges and agrees that the terms and conditions set forth in this Agreement are reasonable, fair and necessary to protect the Company’s legitimate business interests as described in the foregoing recital clauses; and

WHEREAS, Employee acknowledges and agrees that Employee’s unauthorized or improper use or disclosure of Proprietary Information will cause serious and irreparable harm to the Company, and that the Company would suffer significant and irreparable harm from Employee competing with Kadmon for a period of time following Employee’s termination of employment.

NOW, THEREFORE, for good and valuable consideration, including, without limitation, Employee’s continued employment and the new benefits set forth in the Second Amendment to Employment Agreement, Employee hereby covenants and agrees to the following terms and conditions which Employee acknowledges and agrees are reasonably designed to protect the legitimate business interests of the Company and which will not unreasonably affect Employee’s professional opportunities following termination of Employee’s employment with Kadmon.

Section 1.          Covenants

(a)          Non-Solicitation of Employees or Consultants.  Employee agrees that, for the period of Employee’s employment and continuing for a period of twelve (12) months after the date such employment ends for any reason (the “Restricted Period”), Employee shall not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, and shall cause his Affiliates not to, either directly or indirectly, separately or in association with others, except on behalf of the Company; solicit, or participate in soliciting, any person who is an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if Employee did not initiate the discussion or seek out the contact except pursuant to a general solicitation that is not directed specifically to any particular employee, consultant or independent contractor of the Company.

(b)          Non-Solicitation of Business Partners.  Employee agrees that, during the Restricted Period, Employee shall not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, and shall cause his Affiliates not to, either directly or indirectly, separately or in association with others, except on behalf of the Company: (i) solicit, or participate in soliciting, a Business Partner for the purpose of persuading or helping the Business Partner to end or modify to the detriment of the Company an existing business relationship with the Company; or (ii) divert or take away the business of any such Business Partner from the Company.  The term “Business Partner” means any person or entity that, during the past twelve (12) months: (x) contracted for, was billed for, or received from the Company any of its products; (y) assisted the Company in selling or offering its products; or (z) has entered a formal business relationship with the Company for the purpose of advancing the business interests of the Company.

(c)          Non-Competition.  Employee agrees that, for the Restricted Period, Employee shall not, and shall cause his Affiliates not to, either directly or indirectly, separately or in association with others: (i) research, develop, market, or sell, or attempt to research, develop, or provide Competing Products anywhere in the United States, or (ii) assist another person or entity to research, develop, market, or sell, or attempt to research, develop, market, or sell Competing Products anywhere in the United States.  Nothing contained in this Section 1(c) shall be construed to prevent Employee from engaging in any business activity approved in advance and in writing by the Board of Directors of the Company (or, if there is no such board,  the Chief Executive Officer of the Company’s parent entity) or from investing in the securities of any competing company that are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act, but only if Employee is not involved in the management of the business of said company in any material respect and only if Employee does not own more than an aggregate of five percent (5%) of the equity securities of such company.  For purposes of this Restrictive Covenants Agreement, “Competing Products” means any product, or the research and development thereof, of any person or entity other than the Company that directly competes with a product of the Company that was, immediately prior to Employee’s termination date, either approved for sale in the United States or being studied in a human clinical trial identified by the U.S. Food & Drug Administration as a Phase 2 or Phase 3 clinical trial.

(d)          Reasonableness.  Employee acknowledges that this covenant not to compete does not prevent Employee from working for or performing services on behalf of a competitive business if such competitive business is also engaged in other lines of business and if Employee’s assignment or services are limited to such other lines of business, and Employee will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the competitive business.  As such, Employee acknowledges and agrees that these restrictions allow Employee an adequate number and variety of employment alternatives, based on Employee varied skills and abilities.  Employee represents that Employee is willing and able to obtain other employment not prohibited by this Agreement.  Employee represents and agrees that the restrictions on competition do not impose a greater restraint than is necessary to protect the goodwill and business interests of Kadmon and are not unduly burdensome to Employee.

Section 2.       Remedies Upon Breach

Employee acknowledges and agrees that Kadmon’s remedy at law for any breach of the covenants contained herein would be inadequate and that, for any breach of such covenants, Kadmon shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Restrictive Covenant Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any violation of the covenants. Employee agrees that proof shall not be required that monetary damages for breach of the provisions of this Restrictive Covenant Agreement would be difficult to calculate and that remedies at law would be inadequate.

Section 3.          Governing Law

This Restrictive Covenant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Section 4.          Amendment; Waiver

(a)          This Restrictive Covenant Agreement may not be modified, other than by a written agreement executed by Employee and Kadmon, nor may any provision hereof be waived other than by a writing executed by Kadmon.

(b)          The waiver by Kadmon of any particular default by Employee shall not affect or impair the rights of Kadmon with respect to any subsequent default by Employee of the same or of a different kind, nor shall any delay or omission by Kadmon to exercise any right arising from any default by Employee affects or impairs any rights that Kadmon may have with respect to the same or any future default by Employee.

Section 5.          Survival

The provisions of this Restrictive Covenant Agreement shall survive after the expiration or termination of Employee’s employment for any reason.

Section 6.          No Diminishment of Rights

Nothing in this Restrictive Covenant Agreement is intended to or should be interpreted as diminishing any rights and remedies Kadmon has under applicable law related to the protection of Proprietary Information or business relationships.

Section 7.          Notice

(a)          Any communication, demand or notice to be given hereunder will be duly given in accordance with the terms of the notice provision of the Employment Agreement.

(b)          Employee agrees that, during the Restricted Period, Employee will, within ten (10) days after accepting any employment or other business relationship with any individual or entity other than the Company (each, a “New Employer”), advise Kadmon of the identity of such new employer or business engagement.  Kadmon may serve notice upon each such New Employer that Employee is bound by this Restrictive Covenant Agreement and furnish each such New Employer with a copy of this Restrictive Covenant Agreement or relevant portions thereof.

Section 8.          Severability/Reformation

This Restrictive Covenant Agreement shall be enforceable to the fullest extent allowed by law.  In the event that a court or appointed arbitrator holds any provision of this Restrictive Covenant Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Restrictive Covenant Agreement.  Any provision of this Restrictive Covenant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Restrictive Covenant Agreement, and the remaining provisions contained in this Restrictive Covenant Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Restrictive Covenant Agreement.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Employee also agrees not to challenge or raise any equitable defenses to the enforceability of the restrictive covenants contained in this Restrictive Covenant Agreement.

Section 9.          Assignment

Employee may not assign Employee’s rights and duties under this Restrictive Covenant Agreement or its incorporated documents without the prior written consent of Kadmon.  Kadmon may, without Employee’s consent, assign any rights or duties that it has, in whole or in part, to its parent company or affiliates with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder.

Section 10.          Entire Agreement

This Restrictive Covenant Agreement, together with the Employment Agreement, contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

Section 11.          Further Assurances

Employee agrees to execute all such further instruments and documents and to take all such further action as may be reasonably necessary to effect the terms and purposes of this Restrictive Covenant Agreement.

Section 12.          Signature in Counterparts

This Restrictive Covenant Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.  This Agreement may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 13.          Headings

The headings contained in this Restrictive Covenant Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restrictive Covenant Agreement.  Section, subsection, recital and party references are to this Restrictive Covenant Agreement unless otherwise specified.

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IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Restrictive Covenant Agreement as of the Effective Date.

STEVEN MEEHAN		KADMON CORPORATION, LLC
By:	/s/ Steven Meehan	By:	/s/ Eugene Bauer
	(signature)		(signature)

Steven Meehan		Eugene Bauer Chair, Compensation Committee of Board of Directors of Kadmon Holdings, Inc.

Date: September 7, 2021		Date: September 7, 2021

Signature Page to Restrictive Covenant Agreement